Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Techne Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-37263, 333-88885, 333-49962, 333-170576, 333-199847, 333-207710, and 333-221143) on Form S-8 of Bio-Techne Corporation of our reports dated August 26, 2020, with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2020 and 2019, the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, and the related notes (collectively, “the consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2020 which reports appear in the June 30, 2020 annual report on Form 10-K of Bio-Techne Corporation.

Our report refers to changes in the methods of accounting for revenue and leases.

/s/ KPMG LLP

Minneapolis, Minnesota

August 26, 2020